CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of the
Conductor Global Equity Value Fund:

We consent to the use of our report, dated December 29, 2015, for the Conductor Global Equity Value Fund, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Short Hills, New Jersey

February 26, 2016